Date:	February 6, 2007

Media Contact:	William H. Galligan	Phone: 816/983-1551
william.h.galligan@kcsr.com
KCS Volume, Revenue Growth Drive Positive Fourth Quarter Results; Full-Year 2006
Revenues Strong
Fourth Quarter Highlights
•	Diluted EPS of $0.41 compared with $0.03 in 2005.

•	Record revenues of $442.4 million, a 14.0% increase over 2005.

•	Record operating income of $88.2 million compared with $47.7 million in 2005.

•	Operating ratio improves to 80.1%, a 7.6 point improvement from last year.

•	Successful refinancing of $175 million of Kansas City Southern de Mexico (KCSM) notes at 7.625% replacing 10.25% notes.
Comparability — 2006 compared with 2005
•	There are no adjustments in the fourth quarter 2006 as compared with the fourth quarter 2005.

•	For the year 2006 compared with 2005, this press release includes adjustments made in the first and second quarters of 2005 as well as KCSM’s first quarter earnings prior to its consolidation into KCS on April 1, 2005 — see the KCS website/Investor Relations for reconciliations to GAAP.
Kansas City, MO. Led by price increases and volume growth of 3.5%, Kansas City Southern (KCS) (NYSE:KSU) recorded fourth quarter 2006 revenues of $442.4 million, a 14.0% increase over fourth quarter 2005. For the year, KCS recorded total revenues of $1.7 billion, 9% greater than the previous year.
For both fourth quarter and full-year 2006, KCS revenues were led by coal, which had revenue growth of 28.3% in the quarter and 15.3% for the year, and chemical and petroleum products, which experienced revenue increases of 26.5% in the fourth quarter and 14.0% for the full year. In addition, in the fourth quarter, revenues in agriculture and minerals increased 14.0%, paper and forest products grew 12.5%, and intermodal improved 7.6%. These three business units also attained year-over-year revenue gains. Only the automotive commodity group declined reflecting a continued sluggish North American automobile market. Automotive was down 10.0% in the fourth quarter and 16.7% for the year.
Fourth quarter operating expenses were $354.2 million, an increase of only 4.1% over last year. Increased depreciation, compensation and benefits, and equipment expenses were partially offset by quarter-over-quarter decreases in purchased services and other. Fuel costs were $1.5 million higher in fourth quarter of 2006 over last year. For the full-year 2006, operating expenses of $1.4 billion decreased by 0.8% excluding non-recurring adjustments to expenses in 2005.
Operating income for the fourth quarter of 2006 was a record $88.2 million compared with $47.7 million last year, an 84.9% improvement. The fourth quarter 2006 operating ratio was 80.1%, a 7.6 point reduction from fourth quarter 2005. For full-year 2006, the operating ratio was 81.7% compared to 88.3% the preceding year excluding non-recurring adjustments to expenses in 2005.

Net income available to common shareholders in the fourth quarter totaled $35.7 million, or $0.41 per diluted share, compared with net income available to common shareholders of $2.3 million, or $0.03 per share in 2005. Full-year 2006 net income available to common shareholders was $89.4 million, or $1.08 per diluted share compared with $12.2 million net income available to common shareholders, or $.16 per diluted share in 2005 excluding non-recurring adjustments.
Comments from the Chairman
“KCS ended 2006 on a positive note achieving record revenues and operating income in the fourth quarter,” stated Chairman and Chief Executive Officer Michael R. Haverty. “Going into the year, we had stated publicly our goal of attaining an operating ratio for 2006 in the area of 82% with an end-of-the year run rate of approximately 80%. Our final numbers, 81.7% for the year and 80.1% for the quarter, underline the fact that KCS has remained on that plan.
“Of all the key achievements in 2006, none was more noteworthy than the speed with which the new members of our management team were able to make major contributions to strengthening the Company’s focus on the execution of our business plan and improving our internal systems. They have been key contributors to efforts aimed at strengthening communication and coordination among diverse functional areas between KCS’ rail franchises in both the U.S. and Mexico. That the lion’s share of the accomplishments occurred during the final nine months of 2006, the time frame when the new management team really came together, speaks to the abilities of the Company’s management and bodes well for the future.
“We have set an aggressive agenda in 2007 and, further, we have developed a comprehensive five-year strategic plan. While this plan establishes a number of ambitious targets, we are confident they are attainable and will lead KCS toward being a prominent player in North American freight logistics as well as significantly enhancing the value of our rail franchise. We will be sharing some elements of our strategic vision and plan with the investor community in the months ahead.”
Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2005, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Revenue & Carloadings By Commodity — Fourth Quarter 2006
(Dollars in Thousands)

Carloadings				Revenue
Fourth Quarter		%		Fourth Quarter		%
2006	2005	Change		2006	2005	Change
			Coal
67,445	59,237	13.9%	Unit Coal	$39,873.6	$31,088.2	28.3%
1,022	854	19.7%	Other Coal	678.8	508.9	33.4%

68,467	60,091	13.9%	Total	40,552.4	31,597.1	28.3%

			Paper & Forest Products
32,155	34,005	(5.4%)	Pulp/Paper	42,820.0	38,238.3	12.0%
5,910	6,954	(15.0%)	Scrap Paper	6,397.6	7,148.5	(10.5%)
6,176	6,420	(3.8%)	Pulpwood/Logs/Chips	5,587.4	5,002.5	11.7%
5,614	6,965	(19.4%)	Lumber/Plywood	7,640.5	9,002.7	(15.1%)
26,563	29,263	(9.2%)	Metal/Scrap	35,247.6	29,174.8	20.8%
17,545	13,792	27.2%	Military/Other Carloads	19,695.4	15,796.1	24.7%

93,963	97,399	(3.5%)	Total	117,388.5	104,362.9	12.5%

			Chemical & Petroleum Products
2,954	2,496	18.3%	Agri Chemicals	3,559.3	2,765.8	28.7%
22,779	21,162	7.6%	Other Chemicals	32,226.1	26,149.7	23.2%
27,136	22,157	22.5%	Petroleum	28,251.5	21,120.2	33.8%
11,155	10,897	2.4%	Plastics	21,217.6	17,337.8	22.4%

64,024	56,712	12.9%	Total	85,254.5	67,373.5	26.5%

			Agriculture and Minerals
43,750	39,773	10.0%	Grain	62,765.8	48,782.8	28.7%
18,477	21,357	(13.5%)	Food Products	27,289.0	28,767.2	(5.1%)
13,162	14,618	(10.0%)	Ores and Minerals	11,748.8	11,076.7	6.1%
17,472	19,154	(8.8%)	Stone, Clay & Glass	15,685.9	14,460.6	8.5%

92,861	94,902	(2.2%)	Total	117,489.5	103,087.3	14.0%

			Intermodal & Automotive
27,524	31,185	(11.7%)	Automotive	27,418.7	30,465.7	(10.0%)
147,484	137,506	7.3%	Intermodal	35,723.5	33,202.2	7.6%

175,008	168,691	3.7%	Total	63,142.2	63,667.9	(0.8%)

494,323	477,795	3.5%	TOTAL FOR BUSINESS UNITS	423,827.1	370,088.7	14.5%
0	0		Other KCSR Revenue	18,537.9	17,999.3	3.0%

494,323	477,795	3.5%	TOTAL	$442,365.0	$388,088.0	14.0%

Kansas City Southern
Revenue & Carloadings By Commodity — Year to Date December 31, 2006
(Dollars in Thousands)
(2005 Proforma for comparison purposes)

Carloadings				Revenue
Year to Date		%		Year to Date		%
2006	2005	Change		2006	2005	Change
			Coal
251,431	230,115	9.3%	Unit Coal	$137,846.8	$120,605.2	14.3%
4,459	3,306	34.9%	Other Coal	3,166.3	1,692.4	87.1%

255,890	233,421	9.6%	Total	141,013.1	122,297.6	15.3%

			Paper & Forest Products
132,708	135,961	(2.4%)	Pulp/Paper	161,819.8	141,061.6	14.7%
24,698	29,727	(16.9%)	Scrap Paper	25,814.2	28,646.2	(9.9%)
22,785	31,511	(27.7%)	Pulpwood/Logs/Chips	16,969.9	21,286.9	(20.3%)
27,837	31,771	(12.4%)	Lumber/Plywood	36,400.6	38,264.4	(4.9%)
113,920	117,912	(3.4%)	Metal/Scrap	131,251.3	113,122.7	16.0%
64,501	62,099	3.9%	Military/Other Carloads	81,873.7	62,736.0	30.5%

386,449	408,981	(5.5%)	Total	454,129.5	405,117.8	12.1%

			Chemical & Petroleum Products
13,094	11,297	15.9%	Agri Chemicals	14,905.8	11,010.6	35.4%
93,618	92,988	0.7%	Other Chemicals	121,813.4	107,982.4	12.8%
106,606	101,710	4.8%	Petroleum	107,164.8	88,852.5	20.6%
47,543	46,766	1.7%	Plastics	75,466.8	72,210.9	4.5%

260,861	252,761	3.2%	Total	319,350.8	280,056.4	14.0%

			Agriculture and Minerals
156,856	153,369	2.3%	Grain	208,213.4	180,462.9	15.4%
79,771	87,678	(9.0%)	Food Products	113,721.0	112,681.1	0.9%
56,528	62,729	(9.9%)	Ores and Minerals	47,329.9	45,448.5	4.1%
72,983	79,420	(8.1%)	Stone, Clay & Glass	61,652.4	59,878.2	3.0%

366,138	383,196	(4.5%)	Total	430,916.7	398,470.7	8.1%

			Intermodal & Automotive
103,736	122,411	(15.3%)	Automotive	101,750.6	122,130.1	(16.7%)
547,643	540,283	1.4%	Intermodal	135,487.0	127,456.1	6.3%

651,379	662,694	(1.7%)	Total	237,237.6	249,586.2	(4.9%)

1,920,717	1,941,053	(1.0%)	TOTAL FOR BUSINESS UNITS	1,582,647.7	1,455,528.7	8.7%
0	0	0.0%	Other KCSR Revenue	77,002.5	66,556.2	15.7%

1,920,717	1,941,053	(1.0%)	TOTAL	$1,659,650.2	$1,522,084.9	9.0%

Kansas City Southern
Income Statement
(Dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues	$442.4	$388.1	$1,659.7	$1,352.0

Operating expenses
Compensation and benefits	103.6	91.7	387.7	340.4
Depreciation and amortization	42.1	32.5	155.0	127.7
Purchased services	51.3	61.8	215.2	195.1
Casualties and insurance	13.3	13.4	53.4	103.4
Fuel	65.8	64.3	253.6	206.9
Equipment costs	49.6	44.6	179.7	149.8
KCSM employees’ statutory profit sharing	0.9	0.1	5.9	41.1
Other	27.6	32.0	104.9	125.3

Total operating expenses	354.2	340.4	1,355.4	1,289.7

Operating income	88.2	47.7	304.3	62.3

Equity in net earnings of unconsolidated affiliates	1.6	2.1	7.3	2.9
Interest expense	(43.7)	(42.8)	(167.2)	(133.5)
Debt retirement costs	(2.6)	(0.5)	(4.8)	(4.4)
Foreign Exchange gain (loss)	3.0	0.7	(3.7)	3.5
VAT/Put settlement gain, net	—	—	—	131.9
Other income	9.4	3.5	18.7	13.3

Income before income taxes and minority interest	55.9	10.7	154.6	76.0
Income tax provision (benefit)	15.2	5.5	45.4	(7.1)

Income before minority interest	40.7	5.2	109.2	83.1
Minority interest	(0.1)	0.0	(0.3)	17.8

Net income	40.6	5.2	108.9	100.9
Preferred stock dividends	4.9	2.9	19.5	9.5

Net income available to common shareholders	$35.7	$2.3	$89.4	$91.4

Per Share Data
Earnings per common share — basic	$0.48	$0.03	$1.20	$1.21

Earnings per share — diluted	$0.41	$0.03	$1.08	$1.10

Weighted average Common shares outstanding (in thousands)
Basic	75,230	79,764	74,593	75,527
Potential dilutive Common shares	24,718	1,777	17,793	17,220

Diluted	99,948	81,541	92,386	92,747